EXHIBIT 4.17

FORM OF AGENCY AGREEMENT SUPPLEMENT

VERSATEL TELECOM INTERNATIONAL N.V.

as Company

and

ING BANK N.V.

as Paying Agent, Conversion Agent,
Conversion Calculation Agent and Registrar

AGENCY AGREEMENT SUPPLEMENT NO. 1

Dated as of                     , 2002

€300,000,000

4.0% Convertible Senior Notes due 2004

AGENCY AGREEMENT SUPPLEMENT NO. 1

     AGENCY AGREEMENT SUPPLEMENT NO. 1, dated as of                    , 2002 (the “Agency Agreement Supplement”), between VERSATEL TELECOM INTERNATIONAL N.V., a public company with limited liability organized under the laws of The Netherlands, and having its corporate seat in Amsterdam, The Netherlands (the “Company”), and ING BANK N.V., as Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar (the “Bank”), to the Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement dated as of December 17, 1999, between the Company and the Bank relating to €300,000,000 initial principal amount of the Company’s 4.0% Convertible Senior Notes due 2004 (as supplemented, the “Agency Agreement”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Agency Agreement.

W I T N E S S E T H:

     WHEREAS, the Company has initiated an exchange offer and consent solicitation pursuant to which the Company has solicited consents to amend and modify certain provisions of the Agency Agreement and the terms and conditions of the Notes in accordance with Section 17.2 of the Agency Agreement;

     WHEREAS, pursuant to the solicitation of such consents, the Company has received the written consent of the Noteholders of not less than sixty-six and two thirds percent (66-2/3%) in aggregate principal amount of the Notes then outstanding to such amendments and modifications to the Agency Agreement and the terms and conditions of the Notes and the adoption of a supplemental Agency Agreement reflecting such amendments and modifications; and

     WHEREAS, all of the conditions and requirements necessary to make this Agency Agreement Supplement, when duly executed and delivered, a legal, valid and binding instrument in accordance with its terms, and for the purposes herein expressed have been done, performed and fulfilled, and the execution and delivery of this Agency Agreement Supplement in the form and with the terms hereof have been in all respects duly authorized.

     NOW, THEREFORE, in consideration of the premises herein, it is agreed between the Company and the Bank as follows:

ARTICLE I

AMENDMENTS

     Section 1.01. Amendments. Appendix 1 (“Terms and Conditions of the Notes”) of the Agency Agreement is, effective as of the date hereof, hereby amended as follows:

(a) Sub-section (3) of Section 5 of Appendix 1, “Redemption, Purchase and Conversion”, is hereby amended and restated in its entirety to read as follows:

"(3) [Intentionally Omitted]”; and

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(b) Sub-section (e) of Section 8 of Appendix 1, “Events of Default”, is hereby amended and restated in its entirety to read as follows:

"(e) [Intentionally Omitted].”

ARTICLE II

THE BANK

     Section 2.01. The Bank. The Bank shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Agency Agreement Supplement or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

     Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Bank other than as set forth in the Agency Agreement, and this Agency Agreement Supplement is executed and accepted on behalf of the Bank, subject to all the terms and conditions set forth in the Agency Agreement, upon the effectiveness thereof, as fully to all intents as if the same were herein set forth at length.

ARTICLE III

MISCELLANEOUS PROVISIONS

     Section 3.01. Agency Agreement and Terms and Conditions Ratified. Except and so far as herein expressly provided, all of the provisions, terms and conditions of the Agency Agreement and the Notes are in all respects ratified and confirmed; and the Agency Agreement and this Agency Agreement Supplement shall be taken, read and construed as one and the same instrument.

     Section 3.02. GOVERNING LAW. THIS AGENCY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE NETHERLANDS.

     Section 3.03. Execution in Counterparts. This Agency Agreement Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the Bank and the Company have caused this Agency Agreement Supplement to be duly executed as of the day and year first written above.

VERSATEL TELECOM INTERNATIONAL N.V

By:

Name:
Title:

ING BANK N.V., as Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar

By:

Name:
Title:

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